Exhibit 10.12

FIRST AMENDMENT TO SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is made as of the 15 day of June, 2021, by and between Molson Coors Beverage Company, a Delaware corporation (f/k/a Molson Coors Brewing Company, referred to herein as “Tenant” or “Sublandlord”), and Charlotte’s Web, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.          Sublandlord and Subtenant are parties to that certain Sublease Agreement effective as of May 11, 2021 (the “Sublease”) for the Premises.

B.          As contemplated by Section 30.a. of the Sublease, Contentful exercised its right to sublease the entire 47th Floor of the Building. Thus, pursuant to Section 30.a. of the Sublease, Subtenant is required to accept the entire 48th Floor of the Building as the Premises, depicted on Exhibit A attached hereto and incorporated herein by this reference, in accordance with the terms and conditions set forth herein.

C.          Except as provided to the contrary contained herein, the terms and conditions of the Sublease, as amended by this Amendment, shall apply to the Premises.

AGREEMENT

NOW, THEREFORE, Sublandlord and Subtenant hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1.          Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings given them in the Sublease.

2.          Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, the entirety of the 48th Floor of the Building, consisting of 22,087 rentable square feet, for the term and upon the conditions hereinafter provided. The entire 48th Floor of the Building shall now constitute the “Premises” for all purposes of the Sublease, as amended by this Amendment.

3.          Condition of Premises. The Premises are subleased to Subtenant upon and subject to the terms and conditions herein set forth, in their “as-is” condition existing on the date of this Amendment, without requiring any alterations, improvements, repairs or decorations to be made by Sublandlord, or at Sublandlord’s expense, at the time possession is given to Subtenant, except as set forth in Section 7 of this Amendment. Notwithstanding the foregoing, Sublandlord, at Sublandlord’s sole cost and expense, shall demise the Premises from the 47th floor of the Building by installing a temporary enclosure in accordance with the plans attached hereto as Exhibit B (the “Stairs Enclosure”), which will remain during the entire term of this Amendment. As part of the Stairs Enclosure, Sublandlord will match existing finishes within the Premises. Subtenant hereby acknowledges and agrees that the Stair Enclosure work may proceed after it takes possession of the Premises, and that such work may be conducted during normal business hours. While Sublandlord shall take commercially reasonable measures to mitigate any disruption in Subtenant’s operations or construction of the Improvements by Tenant, Sublandlord shall not be in default of this Amendment, nor shall any delays caused by the completion of the Stair Enclosure work affect any of Tenant’s obligations hereunder; provided, however, if the Stairs Enclosure is not completed in accordance with the plans attached hereto as Exhibit B on or before thirty (30) days following the Sublease Commencement Date (as defined below), Subtenant shall have the right, after at least five (5) days written notice to Sublandlord, to complete the Stairs Enclosure and deduct the actual cost of such work from future Rent payable by Subtenant. Notwithstanding the foregoing Sublandlord’s architect shall provide a design and pricing plan to create a reception area with elevator identity within the Premises. Sublandlord shall pay the cost and expense of the original plan and one revision thereto, with any further revisions thereto being taken out of the Improvement Allowance (hereinafter defined).

4.          Term. The Term of the Sublease, as amended by this Amendment, shall commence on July 1, 2021 (the “Sublease Commencement Date”), and shall end on March 31, 2027, or such earlier date upon which said Term may be terminated pursuant to any of the conditions or limitations or other provisions of this Amendment, the Master Lease, or pursuant to law. Notwithstanding the foregoing, but subject to Subtenant’s satisfaction of the insurance provisions of the Sublease, exclusive possession of the Premises shall be given to Subtenant on June 24, 2021 for purposes of moving into the Premises and preparing the Premises for occupancy; however, Subtenant shall not operate its business from the Premises until the Sublease Commencement Date. If the Master Lease terminates or is terminated for any reason whatsoever, then the Sublease, as amended by this Amendment, shall terminate simultaneously therewith provided, however, Sublandlord shall provide to Subtenant a copy of any written notice of default received from Landlord and shall afford Subtenant the right to cure such Tenant default within the time frame required under the Master Lease. Sublandlord will reimburse Subtenant upon demand for all costs and expenses, including attorneys’ fees, which Subtenant may incur in connection with curing a Sublandlord default. Sublandlord will pay to Subtenant interest on all amounts due at a rate equal to 12% per annum (the “Default Rate”), from the date the payment was due to and including the date of payment with interest.

5.          Base Monthly Rent. The “Base Monthly Rent” which Subtenant hereby agrees to pay to Sublandlord with respect to the Premises, and Sublandlord hereby agrees to accept, shall be as follows:

Lease Months	Annual Rent/SF	Annual Rent	Monthly Installment
Commencement Date – Month 7*	$0.00	$0.00	$0.00	*
Month 8 – Month 12	$20.00	$441,740.00	$36,811.67
Month 13 – Month 24	$20.50	$452,783.50	$37,773.96
Month 25 – Month 36	$21.00	$463,827.00	$38,652.25
Month 37 – Month 48	$21.50	$474,870.50	$39,572.54
Month 49 – Month 60	$22.00	$485,914.00	$40,492.83
Month 61 – Month 69	$22.50	$496,957.50	$41,413.13

* The Base Monthly Rent and Occupancy Costs (defined below) shall commence on the first day of the eighth (8th) month following the Commencement Date, and the dates set forth in the foregoing table represent a July 1, 2021 Commencement Date.

6.          Delivery Condition. Sublandlord shall deliver the Premises to Subtenant on the Sublease Commencement Date in broom clean condition with the furniture, fixtures and equipment outlined in Exhibit B remaining in the Subleased Premises. As part of the consideration for this Amendment, Sublandlord shall execute a bill of sale for all such furniture, fixtures and equipment to Subtenant without representations or warranties of any kind or nature except for Sublandlord’s warranty that they are owned by Sublandlord, free of liens, claims and adverse interests of third parties, within (five) 5 days of the Sublease Commencement Date. All personal property taxes shall be prorated as of such date, Subtenant shall reimburse Sublandlord for any prepaid taxes allocable to the term of this Amendment, and Subtenant shall be responsible for all sales and use taxes payable in connection with such transfer. Subtenant hereby indemnifies and holds Sublandlord harmless from any liability in connection with the foregoing transfer.

7.          Tenant Improvements.

a.          All alterations and improvements Subtenant desires to construct within the Premises (collectively, the “Improvements”) shall be approved by Landlord, and thereafter constructed, in accordance with the terms and conditions set forth in the Master Lease.

b.          Upon mutual execution of this Amendment, Sublandlord shall make an allowance (“Improvement Allowance”) of $10.00/RSF ($220,870.00 in total) of the Premises available to Subtenant for the purpose of performing the Subtenant Improvements (“Improvement Work”). The Improvement Allowance may be used for all reasonable hard and soft costs associated with the design, engineering, permitting and construction of the Improvements, including without limitation cabling, IT/AV and branding. The Improvement Allowance may also be used for Tenant’s furniture, fixtures or equipment. The Improvement Allowance may not be used for Tenant’s telecommunications systems or services, or for its moving expenses. Any amounts of the Improvement Allowance unused by Tenant by August 1, 2022 may be applied towards Subtenant’s Rent, which date shall be subject to extension for force majeure delays, casualty and Landlord caused delays.

c.          The Improvement Allowance shall be funded upon completion of the Improvement Work in one installment to Subtenant or, at Subtenant’s sole discretion, directly to Subtenant’s general contractor, within thirty (30) days following Sublandlord’s receipt of Subtenant’s (i) substantiated statement of any amounts spent for furniture, fixtures and equipment, and the Tenant Improvements, (ii) certification that the Improvement Work was conducted in compliance with the Master Lease, and (iii) line waivers from all contractors and materialmen providing services or products in connection with the Improvement Work. In the event Subtenant elects to apply the Improvement Allowance towards Subtenant’s Rent, Sublandlord shall credit against Subtenant’s Monthly Rent next coming due for the period commencing on the first day of the next month following written notice from Subtenant until fully utilized.

8.          Parking. Subject to the terms and conditions of the Master Lease, without any representation or warranty, Subtenant shall be entitled to utilize through the Term 18 additional parking spaces (of which four are reserved) in addition to those allocated pursuant to the Sublease, subject to any charges that Landlord may impose from time to time and which are, as of the date of this Amendment, $320.00 per month per reserved space and $220.00 per month per non-reserved space.

9.          Security Deposit. Notwithstanding anything to the contrary stated in Section 27 of the Sublease, Subtenant shall pay Sublandlord a Security Deposit in the amount of $145,847.82 to be held in accordance with the requirements stated in Section 27 of the Sublease. Sublandlord hereby acknowledges and agrees that, notwithstanding the provisions of the Sublease, the Security Deposit shall be paid by Subtenant upon execution of this Amendment.

10.          Entire Agreement. The Sublease, as amended by this Amendment, contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Amendment is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in the Sublease or this Amendment. All understandings and agreements, if any, heretofore had between the parties are merged into the Sublease, as amended by this Amendment, which alone fully and completely expresses the agreement of the parties. All of the terms and provisions of the Sublease, as herein modified, are hereby ratified and confirmed, and shall remain in full force and effect. The failure of Sublandlord to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Amendment or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Amendment shall be deemed to have been made unless expressed in writing and signed by Landlord, Subtenant and Sublandlord. No surrender of possession of the Premises or of any part thereof or of any remainder of the term of this Amendment shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of Base Monthly Rent or Additional Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Amendment, or as the acceptance of such other person as a tenant, or as a release of Subtenant of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of Base Monthly Rent or additional rent with knowledge of a breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

11.          Miscellaneous.

a.          Amendments; Waiver of Rights. No amendment, modification, restatement or supplement of this Amendment shall be valid unless the same is in writing and signed by the parties. If Sublandlord shall institute proceedings against Subtenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Sublandlord’s rights hereunder. No waiver by Sublandlord of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof, nor shall any election or failure by Sublandlord to act upon any Subtenant breach under this Amendment be construed as a waiver of Sublandlord’s rights.

b.          Counterparts. This Amendment may be executed by the parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

c.          Governing Law. This Amendment shall be governed by the laws of Colorado without resort to its conflicts of laws rules.

d.          Headings. The headings for the various paragraphs herein are for reference only and are not part of this Amendment.

e.          Recordation. Subtenant shall not have the right to record this Amendment.

f.          Communication; Confidentiality. Both parties and their respective representatives shall hold in confidence all non-public data and information obtained with respect to the other party or their business, whether obtained before or after the execution and delivery of this Amendment, and shall not disclose the same to others; provided, however, that it is understood and agreed that either party may disclose such data and information to (a) employees, consultants, accountants and attorneys of such party provided that such persons agree in writing to treat such data and information as confidential, (b) as part of the legal filings and evidence in connection with proceedings following any dispute between the parties alleging a breach of this Amendment and (c) as may otherwise be required by any applicable law or regulation, including without limitation securities laws. The provisions of this subsection shall survive this Amendment. Notwithstanding anything to the contrary in this subsection, (i) the parties shall be permitted to issue a joint public communication regarding the execution of this Amendment, and (ii) following any initial public communication by Subtenant or Sublandlord, with the communicating party being responsible for the initial drafting of the communication, and the final version subject to review and approval by the other prior to publication, which approval shall not be unreasonably withheld or delayed.

g.          Anti-Terrorism Laws. In connection with this Amendment, Sublandlord and Subtenant agree to comply with the sanctions, laws and regulations administrated by the U.S. Department of Treasury’s Office of Foreign Affairs Control (“OFAC”); if applicable, the Bank Secrecy Act, as amended, and the anti-money-laundering regulations issued by the Financial Crimes Enforcement Network; and any other applicable sanctions or anti-money-laundering laws, regulations, or executive orders. Sublandlord and Subtenant each represent and warrant to each other that it is not designated on the List of Specially Designated Nationals and Blocked Persons or any other sanctions list maintained by OFAC.

h.          Compliance with Laws. Subtenant hereby represents and warrants that its business operations comply with all federal, state, and local laws.

12.          Limitation of Liability. Notwithstanding anything in this Amendment or provided by applicable law to the contrary, no partner, member, shareholder, director, officer, employee or other principal in Sublandlord or Subtenant (each a “Principal”) shall have any personal liability under or with respect to this Amendment, and any claim by Subtenant against Sublandlord or by Sublandlord against Subtenant shall be satisfied solely out of the assets of the entity that is Sublandlord hereunder. Each party hereby waives any and all claims, demands, debts, actions, suits, and proceedings against any and all Principals. Each party waives any right to consequential and punitive damages against the other.

13.          Conflict. As between Sublandlord and Subtenant, in the event of any conflict between the terms of the Master Lease and the terms of this Amendment, the terms of this Amendment shall control. Sublandlord hereby agrees that it shall not enter into an amendment or modification of the Master Lease with Landlord or its assignees, if any, which would have an adverse effect on the Sublease, as amended by this Amendment, or Subtenant’s rights or obligations hereunder without first obtaining the prior written consent of the Subtenant, such consent not to be unreasonably withheld. To the extent there are any inconsistencies between the terms and conditions of this Amendment and the Sublease with respect to the Premises, this Amendment shall control.

14.          Sublandlord’s Representations. Sublandlord warrants and represents to Subtenant that:

(a)          The Master Lease is in full force and effect and there are no amendments, modifications or supplements thereto, except as set forth above.

(b)          Sublandlord has paid all Rent due to Landlord as of the date hereof and, to Sublandlord’s knowledge, there are no defaults by Sublandlord or Landlord of any of such party’s obligations under the Master Lease.

(c)          Except for the consent of the Landlord, no lender or other third-party consent or approval binding on Sublandlord is necessary or required for the execution and/or effectiveness of this Amendment.

(d)          The Premises are not subject to any leases, tenancies or occupancies other than this Amendment and the Master Lease.

(e)          To Sublandlord’s knowledge, without further investigation or inquiry, the Premises are not in violation of any environmental Laws.

(f)          Sublandlord has received no notice of any violation of any Laws, including, without limitation, the ADA and life/safety-related codes, with respect to the Premises.

(g)          Contentful has waived in writing any and all rights of first refusal with respect to the the 48th Floor of the Building. No other parties have any rights with respect to the 48th Floor of the Building. All waivers and consents required for the effectiveness of the Sublease, as amended by this Amendment, have been received by Sublandlord.

The phrase “knowledge” and similar phrases means the current, actual (as opposed to constructive, imputed or implied) knowledge of Brian Hemphill, who Seller represents is the person most familiar with the Premises in Sublandlord’s organization, without any duty of investigation or inquiry. The fact that reference is made herein to Brian Hemphill shall not render him personally liable in any manner whatsoever under this Amendment, including, without limitation, liability for any breach of the representations or warranties of Sublandlord; rather, Subtenant’s sole recourse for any breach of this Amendment shall be against the Sublandlord.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Amendment as of the day and year first above written.

SUBLANDLORD:

Molson Coors Beverage Company, a Delaware corporation

By:	/s/ Lee Reichert
Name:	Lee Reichert
Its:	Chief Legal & Govt Affairs Officer

SUBTENANT:

Charlotte’s Web, Inc. a Delaware corporation

By:	/s/ Russ Hammer
Name:	Russ Hammer
Its:	CFO